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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
April 11, 2001

                          Anker Extends Exchange Offer
                          ----------------------------

         Morgantown, WV - Anker Coal Group, Inc. (the "Company") announced today that it has extended the expiration of the Company's announced offer to exchange up to 38,006 shares of its Class E Convertible Preferred Stock for up to $38,006,000 in aggregate principal amount of its outstanding 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) (the "Notes") until 11:00 a.m., New York City time, on Wednesday, April 11, 2001, unless further extended. The exchange offer had been scheduled to expire at 5:00 p.m., New York City time, on April 10, 2001. The Company said all other terms of the exchange offer remain unchanged.

         The expiration of the exchange offer is being extended because the condition to consummation of the exchange offer that at least $34.2 million in aggregate principal amount of our Notes be validly tendered and not withdrawn has not been met. As of 5:00 p.m. New York City time, on April 10, 2001, an aggregate principal amount of $29.6 million of Notes had been tendered and not withdrawn.

         This release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         For more information, please contact Bruce Sparks of Anker Coal Group, Inc. at (304) 594-1616.

         This announcement is not an offer to exchange nor a solicitation of an offer to exchange. The offer is made only by an Offer to Exchange dated February 23, 2001 and the related Letter of Transmittal.